Exhibit 10.3

AMENDMENT to PROGRESS PAYMENT AUTHORIZATIONS

This Amendment to Progress Payment Authorizations (this “Amendment”) amends each of Progress Payment Authorization Nos. 1-V260A, 1-V260B, 1-C600, 2-C600, 1-H641, 2-H641, 1-H676, 2-H676, 1-H647A, 1-647B, 2-H647A, 2-H647B, 3-H647A and 3-H647B (collectively, the “Amended Authorizations” and each an “Amended Authorization”), such Amended Authorizations having been provided by Union Electric Steel Corporation (“Borrower”) pursuant to that certain Master Loan and Security Agreement dated September 29, 2022 (the “Master Agreement”) by and between Borrower and Clarus Capital Funding I, LLC (“Lender”). Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Master Agreement unless the context hereof otherwise specifically requires. This Amendment is to be construed as supplemental to, and part of, each Amended Authorization. In the event of any inconsistency between an Amended Authorization and this Amendment, the terms and provisions of this Amendment shall prevail. Notwithstanding the terms and conditions contained in the Amended Authorizations, and to the limited extent hereof, the parties agree as follows:

1. Effective as of July 1, 2023, each Amended Authorization is hereby amended to change the Interest Rate from eight percent (8%) per annum to ten and twenty-five hundredths percent (10.25%) per annum.

IN WITNESS WHEREOF the parties hereto, by their authorized signatories, have executed this Amendment at the date set forth below their respective signatures.

BORROWER:	Union Electric Steel Corporation	LENDER:	Clarus Capital Funding I, LLC
By:	/s/ Michael McAuley	By:	/s/ Carol A. Larkin
Print Name:	Michael McAuley	Print Name:	Carol A. Larkin
Title:	Vice President & Treasurer	Title:	Managing Director, OPS
Date:	June 29, 2023	Date:	June 29, 2023